Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

SECOND QUARTER 2018

CALABASAS, Calif., August 7, 2018 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights Compared to Second Quarter 2017

•	Total revenues increased by 10.6% to $199.4 million compared to a 1.6% decline in the second quarter of 2017

•	Net income was $22.2 million compared to $15.6 million in the second quarter of 2017, while adjusted EBITDA grew 17.6% year over year

•	Financing fees increased by 22.5% driven by significant growth in refinancing transactions

•	Private Client Market segment brokerage transactions increased by 6.0% in contrast to estimates of essentially flat year over year sales in the market

•	Brokerage revenue in the Larger Transaction Market segment increased by 29.0% compared to a 15.7% decline in the second quarter of 2017

Six Months 2018 Highlights Compared to Six Months 2017

•	Total revenues increased by 12.1% to $373.9 million compared to a 4.0% decline in the first half of 2017

•	Net income was $40.2 million compared to $27.6 million in the first half of 2017; while adjusted EBITDA grew 19.7%

•	Financing revenue increased by 11.1%

•	Private Client Market segment brokerage transactions increased 5.2% and represented approximately 65.1% of the Company’s brokerage revenue

•	Brokerage revenue in the Larger Transaction Market segment increased by 36.2% compared to a 27.7% decline in the first half of 2017

•	Total sales force expanded by 92 professionals, or 5.3% over the past 12 months

Hessam Nadji, President and CEO stated, “Marcus & Millichap delivered a strong second quarter with growth in each of the Company’s market segments. Our expanded client outreach campaigns over the past year enabled us to help more investors execute transactions in a changing market environment. We are also seeing contribution from our investments in proprietary tools, enhancements to our financing platform and ongoing hiring.” Mr. Nadji added, “Real estate fundamentals remain healthy and the benefits of last year’s Tax reform are trickling through the economy and the real estate market. At the same time, higher interest rates and buyer/seller price expectation gaps are keeping trading activity generally flat. The second half of this year will be a more challenging comparable for us as we finished the back half of 2017 strongly. We are strengthening our position to capture more share and create long-term shareholder value. Our strong balance sheet remains a competitive advantage with sufficient defensive capital and more importantly to actively pursue strategic acquisitions.”

Second Quarter 2018 Results Compared to Second Quarter 2017

Total revenues for the second quarter of 2018 were $199.4 million compared to $180.4 million for the same period in the prior year, increasing by $19.0 million, or 10.6%. The increase in total revenues was primarily driven by the increase in real estate brokerage commissions, which increased by 11.7% to $181.6 million. This increase in brokerage commissions was primarily due to an increase in overall sales volume generated by the increase in the number of investment sales transactions and increase in average transaction size. Average commission rates declined due to a higher proportion of transactions from the Larger Transaction and Middle Market segments, which generate lower commission rates.

Total operating expenses for the second quarter of 2018 increased by 9.7% to $170.5 million, compared to $155.4 million for the same period in the prior year. The increase was primarily driven by an 8.6% increase in cost of services and a 12.3% increase in selling, general and administrative expense. Cost of services as a percent of total revenues improved by 110 basis points to 60.1% compared to the same period in the prior year.

Selling, general and administrative expenses for the second quarter of 2018 increased by 12.3% to $49.1 million, compared to the same period in the prior year. The increase was primarily due to increased costs associated with (i) sales and promotional marketing expenses; (ii) compensation related costs, including salaries and related benefits; (iii) expansion of existing offices; (iv) stock-based compensation expense and (v) other expense categories primarily driven by an increase in professional fees.

Net income for the second quarter of 2018 was $22.2 million, or $0.57 per common share basic and $0.56 per common share diluted, compared to net income of $15.6 million, or $0.40 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the second quarter of 2018 increased by 17.6% to $33.7 million, compared to adjusted EBITDA of $28.7 million for the same period in the prior year.

Six Months 2018 Results Compared to Six Months 2017

Total revenues for the six months ended June 30, 2018, were $373.9 million, compared to $333.6 million for the same period in the prior year, an increase of $40.4 million, or 12.1%. Total operating expenses for the six months ended June 30, 2018, increased by 11.1% to $321.5 million compared to $289.5 million for the same period in the prior year. Cost of services as a percent of total revenues decreased to 59.2%, down 80 basis points compared to the first six months of 2017. The Company reported net income for the six months ended June 30, 2018 of $40.2 million, or $1.03 per common share basic and $1.02 per common share diluted, compared with net income of $27.6 million, or $0.71 per common share basic and $0.70 per common share diluted, for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2018, increased by 19.7% to $61.2 million, from $51.1 million for the same period in the prior year. As of June 30, 2018, the Company had 1,841 investment sales and financing professionals, a net gain of 92 over the prior year.

Business Outlook

We believe that the Company is positioned to continue to gain market share by leveraging a number of factors, including our leading national brand predominantly within our Private Client Market segment and specialty groups, experienced management team, infrastructure investments and proprietary technology. The size and fragmentation of the Private Client Market segment, in particular, continues to offer long-term growth opportunities with the top ten brokerage firms making up only 25.2% market share. This market segment consistently accounts for over 80% of commercial property sales transactions and over 60% of the commission pool. The Company’s growth plan also includes further expansion into various specialty property types such as hospitality, self-storage, seniors housing and the Larger Transaction Market segment, as well as expansion of its financing division, Marcus & Millichap Capital Corporation.

Key factors likely to influence the Company’s business during the balance of 2018 include:

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales in the short- to mid-term in view of a maturing cycle, rising interest rates, bid-ask spread gap between buyers and sellers and economic trends

•	Possible boost to investor sentiment and sales activity based on the Tax Cuts and Jobs Act, regulatory easing and economic initiatives which are expected to increase real estate investor demand

•	Possible regional legislation that promote affordable housing may initially decrease real estate investor demand

•	Experienced agents’ larger share of revenue production in a more challenging market environment, resulting in a higher average commission payout

•	Volatility in the Company’s Middle and Larger Transaction Market segments

•	The potential for acquisition activity and subsequent integration

In addition, the reduction of MMI’s effective corporate tax rate to the 25.5%-27.5% range from nearly 40% in prior years as a result of the enactment of the Tax Cuts and Jobs Act may also affect the Company’s business in 2018. The factors above, in addition to the business’s typical transaction closing date variability, highlight the importance of viewing the Company’s business through a long-term, at least annual, perspective.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Tuesday, August 7, 2018, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Tuesday, August 21, 2018, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13681319.

About Marcus & Millichap, Inc. Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of June 30, 2018, the Company had over 1,800 investment sales and financial professionals in 78 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 4,442 transactions for the six months ended June 30, 2018, with a sales volume of approximately $21.1 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2018 and beyond and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, including the Tax Cuts and Jobs Act, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Real estate brokerage commissions	$181,640	$162,575	$344,165	$302,712
Financing fees	15,563	12,709	25,287	22,763
Other revenues	2,199	5,087	4,491	8,108

Total revenues	199,402	180,371	373,943	333,583

Operating expenses:
Cost of services	119,869	110,377	221,518	200,024
Selling, general and administrative expense	49,080	43,693	97,133	86,913
Depreciation and amortization expense	1,503	1,303	2,878	2,600

Total operating expenses	170,452	155,373	321,529	289,537

Operating income	28,950	24,998	52,414	44,046
Other income (expense), net	1,724	997	2,933	1,833
Interest expense	(352)	(374)	(712)	(756)

Income before provision for income taxes	30,322	25,621	54,635	45,123
Provision for income taxes	8,155	10,052	14,457	17,554

Net income	22,167	15,569	40,178	27,569
Other comprehensive (loss) income:
Unrealized (losses) gains on marketable securities, net of tax of $(57), $111, $(221) and $176 for the three months ended June 30, 2018 and 2017 and the six months ended June 30, 2018 and 2017, respectively	(164)	174	(656)	221
Foreign currency translation gain (loss), net of tax of $0 for each of the three months ended June 30, 2018 and 2017 and each of the six months ended June 30, 2018 and 2017	34	(23)	73	(25)

Total other comprehensive (loss) income	(130)	151	(583)	196

Comprehensive income	$22,037	$15,720	$39,595	$27,765

Earnings per share:
Basic	$0.57	$0.40	$1.03	$0.71
Diluted	$0.56	$0.40	$1.02	$0.70
Weighted average common shares outstanding:
Basic	39,154	39,002	39,124	38,976
Diluted	39,385	39,132	39,298	39,118

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $11.4 billion for the three months ended June 30, 2018, encompassing 2,357 transactions consisting of $8.9 billion for real estate brokerage (1,752 transactions), $1.6 billion for financing (433 transactions) and $0.9 billion in other transactions, including consulting and advisory services (172 transactions). Total sales volume was $21.1 billion for the six months ended June 30, 2018, encompassing 4,442 transactions consisting of $16.9 billion for real estate brokerage (3,337 transactions), $2.6 billion for financing (757 transactions) and $1.6 billion in other transactions, including consulting and advisory services (348 transactions). As of June 30, 2018, the Company had 1,739 investment sales professionals and 102 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2018	2017	2018	2017
Average Number of Investment Sales Professionals	1,694	1,627	1,682	1,628
Average Number of Transactions per Investment Sales Professional	1.03	1.00	1.98	1.91
Average Commission per Transaction	$103,676	$100,108	$103,136	$97,241
Average Commission Rate	2.03%	2.24%	2.04%	2.20%
Average Transaction Size (in thousands)	$5,107	$4,479	$5,054	$4,421
Total Number of Transactions	1,752	1,624	3,337	3,113
Total Sales Volume (in millions)	$8,948	$7,274	$16,864	$13,764

	Three Months Ended June 30,		Six Months Ended June 30,
Financing (1)	2018	2017	2018	2017
Average Number of Financing Professionals	96	94	94	97
Average Number of Transactions per Financing Professional	4.51	4.34	8.05	8.24
Average Fee per Transaction	$35,125	$31,150	$32,519	$28,489
Average Fee Rate	0.93%	0.92%	0.93%	0.89%
Average Transaction Size (in thousands)	$3,774	$3,400	$3,490	$3,199
Total Number of Transactions	433	408	757	799
Total Sales Volume (in millions)	$1,634	$1,387	$2,642	$2,556

(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended June 30,
	2018			2017			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	251	$161	$6,727	261	$164	$7,084	(10)	$(3)	$(357)
Private Client Market ($1 - $10 million)	1,299	4,096	118,152	1,225	3,880	112,468	74	216	5,684
Middle Market (≥$10 - $20 million)	118	1,602	27,555	76	1,015	20,388	42	587	7,167
Larger Transaction Market (≥$20 million)	84	3,089	29,206	62	2,215	22,635	22	874	6,571

	1,752	$8,948	$181,640	1,624	$7,274	$162,575	128	$1,674	$19,065

	Six Months Ended June 30,
	2018			2017			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	496	$323	$13,595	503	$306	$13,078	(7)	$17	$517
Private Client Market ($1 - $10 million)	2,467	7,656	224,164	2,346	7,278	212,218	121	378	11,946
Middle Market (≥$10 - $20 million)	231	3,208	54,826	164	2,217	39,542	67	991	15,284
Larger Transaction Market (≥$20 million)	143	5,677	51,580	100	3,963	37,874	43	1,714	13,706

	3,337	$16,864	$344,165	3,113	$13,764	$302,712	224	$3,100	$41,453

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	June 30, 2018 (Unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$240,019	$220,786
Commissions receivable	6,870	9,586
Prepaid expenses	7,654	9,661
Income tax receivable	—	1,308
Marketable securities, available-for-sale	85,486	73,560
Other assets, net	4,918	5,529

Total current assets	344,947	320,430
Prepaid rent	14,910	15,392
Property and equipment, net	17,159	17,153
Marketable securities, available-for-sale	31,917	52,099
Assets held in rabbi trust	8,890	8,787
Deferred tax assets, net	21,371	22,640
Goodwill and other intangible assets	5,727	—
Other assets	29,250	23,163

Total assets	$474,171	$459,664

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$8,279	$9,202
Notes payable to former stockholders	1,087	1,035
Deferred compensation and commissions	34,107	49,180
Income tax payable	217	—
Accrued bonuses and other employee related expenses	16,910	23,842

Total current liabilities	60,600	83,259
Deferred compensation and commissions	41,557	49,361
Notes payable to former stockholders	6,564	7,651
Deferred rent and other liabilities	6,553	4,505

Total liabilities	115,274	144,776

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,621,712 and 38,374,011 at June 30, 2018 and December 31, 2017, respectively	4	4
Additional paid-in capital	94,291	89,877
Stock notes receivable from employees	(4)	(4)
Retained earnings	264,262	224,071
Accumulated other comprehensive income	344	940

Total stockholders’ equity	358,897	314,888

Total liabilities and stockholders’ equity	$474,171	$459,664

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized (losses) gains on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation and (vi) other non-cash MSR activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure and taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$22,167	$15,569	$40,178	$27,569
Adjustments:
Interest income and other (1)	(1,574)	(745)	(2,802)	(1,370)
Interest expense	352	374	712	756
Provision for income taxes (2)	8,155	10,052	14,457	17,554
Depreciation and amortization	1,503	1,303	2,878	2,600
Stock-based compensation	3,159	2,115	5,772	3,981
Other non-cash MSR activity (3)	(41)	—	(41)	—

Adjusted EBITDA(4)	$33,721	$28,668	$61,154	$51,090

(1)	Other for the three and six months ended June 30, 2018 and 2017 includes net realized gains (losses) on marketable securities, available-for-sale.
(2)

Provision for income taxes for the three and six months ended June 30, 2018 was calculated using a 21% U.S. federal corporate tax rate due to the enactment of the Tax Cuts and Jobs Act, which reduced the U.S. federal corporate tax rate from 35% to 21%.

(3)	Other non-cash mortgage servicing rights activity includes the assumption of servicing obligations following the completion of our business acquisitions in 2018.
(4)

The increase in Adjusted EBITDA for the three and six months ended June 30, 2018, compared to the same period in the prior year is primarily due to higher total revenues and a lower proportion of operating expenses compared to revenues.

Tax Adjusted Net Income Reconciliation

Due to the enactment of the Tax Cuts and Jobs Act, the U.S. federal statutory corporate tax rate was reduced from 35% to 21% starting in 2018. For the three and six months ended June 30, 2017, the Company calculated tax adjusted net income using the effective income tax rate for the three and six months ended June 30, 2018 of 26.89% and 26.46%, respectively. The adjustment was made to illustrate what the growth rate would have been had the effective income tax rate been the same in both periods. A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to tax adjusted net income for the three and six months ended June 30, 2018 is as follows (in thousands):

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
	2018	2017	%	2018	2017	%
Income before provision for income taxes	$30,322	$25,621	18.3%	$54,635	$45,123	21.1%
Provision for income taxes	(8,155)	(10,052)	18.9	(14,457)	(17,554)	17.6

Net income	$22,167	$15,569	42.4%	$40,178	$27,569	45.7%

Income before provision for income taxes	$30,322	$25,621	18.3%	$54,635	$45,123	21.1%
Provision for income taxes (1)	(8,155)	(6,889)	(18.4)	(14,457)	(11,940)	(21.1)

Tax adjusted net income (1)	$22,167	$18,732	18.3%	$40,178	$33,183	21.1%

(1)

Provision for income taxes for the three and six months ended June 30, 2017 was calculated using the effective income tax rate of 26.89% and 26.46%, respectively consistent with the three and six months ended June 30, 2018.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above